 Exhibit 16.1

BMKR, LLP Certified Public Accountants 1200 Veterans Memorial Hwy., Suite 350 Hauppauge, New York 11788	T 631 293-5000 F 631 234-4272 www.bmkr.com

Thomas G. Kober, CPA	Charles W. Blanchfield, CPA (Retired)
Alfred M. Rizzo, CPA	Bruce A. Meyer, CPA (Retired)
Joseph Mortimer, CPA

August 22, 2017

Securties & Exchange Commission

100 F Street NE

Washington, DC 20549

Effective 8/22/2017 we have been terminated as auditors of BTHC X Inc.

We have read item 4.01 of form 8 K/A dated 8/14/17 and are in agreement with the statements contained in the first, second, third, fourth and fifth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ BMKR LLP

BMKR LLP

Hauppauge, NY

Member American Institute of Certified Public Accounts

Member Public Company Accounting Oversight Board